SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant /   /

Check the appropriate box:

/   / Preliminary Proxy Statement

/   / Confidential. For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/ X / Definitive Proxy Statement

/   / Definitive Additional Materials

/   / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        Ramtron International Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / No fee required.

/   / Fee computed on table below per Exchange Act Rule 14-6(i)(4) and 0-11

      1)  Title of each class of securities to which transaction applies:

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      2)  Aggregate number of securities to which transaction applies:

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      3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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
      4)  Proposed maximum aggregate value of transaction:

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      5)  Total fee paid:

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/   /  Fee paid previously with preliminary materials.

/   / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

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    2)  Form, Schedule or Registration Statement No.:

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    3)  Filing Party:

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    4)  Date Filed:

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
                        RAMTRON INTERNATIONAL CORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                March 15, 1999


NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Ramtron International Corporation, a Delaware corporation (the "Company"), will be held on March 15, 1999, at 2:00 p.m., Mountain Standard Time, at the principle office of the Company, located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, for the following purpose, as more fully described in the attached Proxy Statement:

To approve a series of amendments to the Company's Certificate of Incorporation, as amended, to effect, at any time prior to January 1, 2000, a reverse stock split of the Company's Common Stock, whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors.

Only record holders of Common Stock at the close of business on February 3, 1999 are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or adjournments thereof.

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting in person, in order to ensure your representation at the Special Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Special Meeting may vote in person even if such stockholder has returned a proxy.

                                            By Order of the Board of Directors

                                            /S/ Richard L. Mohr
                                            ---------------------------------
                                            Richard L. Mohr
                                            Secretary
Colorado Springs, Colorado
February 5, 1999

                         RAMTRON INTERNATIONAL CORPORATION

                                 PROXY STATEMENT

                   INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Ramtron International Corporation, a Delaware corporation ("Ramtron" or the "Company"), for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on March 15, 1999, at 2:00 p.m., Mountain Standard Time, or at any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the principle office of the Company, 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

These proxy solicitation materials were first mailed on or about February 5, 1999 to all stockholders entitled to vote at the Special Meeting.

Only stockholders of record at the close of business on February 3, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. At the Record Date, 60,427,612 shares of Common Stock were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

The Company's principle place of business is 1850 Ramtron Drive, Colorado Springs, Colorado 80921.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of the outstanding shares of Common Stock is required for the approval of the proposal contained herein (the "Proposal"). Abstentions and broker-non votes (shares held by brokers or nominees that are present in person or represented by proxy, but are not voted on a particular matter because instructions were never received by the broker or nominee from the beneficial owner) are counted as shares that are entitled to vote for purposes of determining the presence of a quorum at the Special Meeting. Abstentions and broker-non votes will be treated as shares which are not voted with respect to the Proposal and will have the same effect as negative votes.

The costs of this solicitation will be borne by the Company. The Company has retained the services of Innisfree M & A, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $6,000.00 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

                           SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of December 31, 1998 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers; and (iv) all current directors and executive officers of the Company as a group. Shares of the Company's Common Stock issuable upon conversion of outstanding convertible notes and debentures and the Company's Series A Convertible Preferred Stock, $0.01 par value (the "Series A Preferred") are not deemed outstanding for these purposes as the number of shares of Common Stock issuable upon conversion of each such security fluctuates based on changes in the market price for the Common Stock.

                                      Shares of Common Stock         Percent
Name of Beneficial Owner(1)             Beneficially Owned           of Class
---------------------------           ----------------------         --------

National Electrical Benefit Fund           12,944,804(2)               19.9%
1125 15th Street, N.W., Room 912
Washington, D.C.  20005

NTC Liquidating Trust                       7,489,390(3)               11.8
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

Benton Liquidating Trust                    1,839,621(4)                3.0
Price Waterhouse
200 E. Randolph Dr., STE 7600
Chicago, IL  60601

L. David Sikes                                269,250(5)                 *

George J. Stathakis                           250,500(6)                 *

Greg B. Jones                                 148,000(7)                 *

Richard L. Mohr                               144,028(8)                 *

Donald G. Carrigan                             97,216(9)                 *

Craig W. Rhodine                               90,320(10)                *

William G. Howard                              40,000(11)                *

William G. Tull                                     0                    *

Eric A. Balzer                                      0                    *

All current directors and executive
officers as a group (9 persons)            1,039,314(12)               1.7
---------------

*    Less than one percent

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws where applicable, except as otherwise indicated in the information contained in these footnotes.

(2)  Includes:  (i) 8,193,399 shares of Common Stock owned by the Fund;
     (ii) 4,028,485 shares of Common Stock issuable upon exercise of warrants held by the Fund; (iii) approximately 677,920 shares issuable as of December 31, 1998 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund; and (iv) 45,000 shares of Common Stock issuable to the Fund pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998. The trustees of the Fund share voting and dispositive powers as to such shares.

(3) In an amended Schedule 13D dated June 17, 1998, the NTC Liquidating Trust reported sole voting and sole dispositive power as to 7,489,390 shares of Common Stock consisting of: (i) 4,528,174 shares of Common Stock owned directly; and (ii) 2,961,216 shares of Common Stock issuable upon exercise of warrants held by the NTC Liquidating Trust.

(4) In an amended Schedule 13D dated June 25, 1998, the Benton Liquidating Trust reported sole voting and sole dispositive power as to 1,839,621 shares of Common Stock owned directly.

(5)  Includes:  (i) 10,500 shares of Common Stock owned directly; and
     (ii) 258,750 shares issuable to Mr. Sikes pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(6)  Includes:  (i) 10,500 shares of Common Stock owned directly; and
     (ii) 240,000 shares issuable to Mr. Stathakis pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(7)  Includes:  (i) 13,000 shares of Common Stock owned directly; and
     (ii) 135,000 shares issuable to Mr. Jones pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(8)  Includes:  (i) 10,890 shares of Common Stock owned directly; and
     (ii) 133,138 shares issuable to Mr. Mohr pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(9)  Includes:  (i) 10,841 shares of Common Stock owned directly; and
     (ii) 86,375 shares issuable to Mr. Carrigan pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(10)  Includes:  (i) 6,000 shares of Common Stock owned directly; and
      (ii) 84,320 shares issuable to Mr. Rhodine pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(11) Such shares of Common Stock are issuable pursuant to options which are currently exercisable or become exercisable within 60 days after December 31, 1998.

(12) Includes 977,583 shares of Common Stock issuable to current officers and directors pursuant to options, which are currently exercisable or become exercisable within 60 days after December 31, 1998.

                                  PROPOSAL

APPROVAL OF A SERIES OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, REVERSE STOCK SPLITS OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5 OUTSTANDING SHARES WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD.

GENERAL

On December 22, 1998 and January 4, 1999, the Board of Directors of the Company considered and unanimously adopted resolutions declaring the advisability of a series of amendments to the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation"), to effect, at any time prior to January 1, 2000, reverse stock splits of the Company's Common Stock, whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 outstanding shares would be combined, converted and changed into one share of Common Stock (the "Reverse Stock Splits"), with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board. If the Board determines to effect one of the Reverse Stock Splits (the "Effective Reverse Stock Split") by filing the applicable amendment with the Secretary of State of the State of Delaware, all other amendments shall be abandoned. Approval of the Reverse Stock Splits will authorize the Board in its discretion to effectuate the Effective Reverse Stock Split in any of the following ratios: 1:1.5, 1:2, 1:2.5, 1:3, 1:3.5, 1:4, 1:4.5, and 1:5. The Board believes that stockholder approval of a range of exchange ratios (as opposed to a specified exchange ratio) within which the Reverse Stock Splits may be effected will provide the Board with flexibility to achieve the purposes of the Reverse Stock Splits. See "Reasons for the Reverse Stock Splits" below.

If the Reverse Stock Splits are approved by the stockholders and following such approval the Board determines an Effective Reverse Stock Split is in the best interests of the Company and its stockholders, Article FOURTH of the Company's Certificate of Incorporation would be amended as set forth in the Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment"), attached to this Proxy Statement as Exhibit A; provided, however, that such form of Certificate of Amendment is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Effective Reverse Stock Split.

An Effective Reverse Stock Split would become effective on the date of filing of the Certificate of Amendment (the "Effective Date") as of the time of filing with the office of the Secretary of State of the State of Delaware. Except as set forth below with respect to fractional shares, on the Effective Date, each share of Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be automatically and without any action on the part of the stockholders combined, converted and changed into new shares of Common Stock (the "New Common Stock") in accordance with the Effective Reverse Stock Split ratio determined by the Board within the limits set forth in this Proposal, that is, .67 share, for the ratio 1:1.5, through and including .2 share, for the ratio 1:5.

Except as may result from the payment of cash for fractional shares, as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following an Effective Reverse Stock Split as each such stockholder did immediately prior to such Effective Reverse Stock Split. Upon effectiveness, an Effective Reverse Stock Split will result in a reduction of the number of shares of Common Stock issued and outstanding and a corresponding increase in the number of authorized and unissued shares of the Company's Common Stock. As described more fully in "Effects of the Reverse Stock Splits on Ownership and Control," conversions of shares of Series A Preferred will result in dilution to holders of the Company's Common Stock.

If the Reverse Stock Splits are approved by the stockholders of the Company at the Special Meeting, an Effective Reverse Stock Split will be effected, if at all, only upon a determination by the Board, in consultation with CIBC Oppenheimer Corporation ("CIBC"), the Company's financial advisor, that the Effective Reverse Stock Split (in a reverse split ratio determined by the Board upon advice of its financial advisor within the limits set forth in this Proposal) is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, principally including but not limited to whether an agreement is reached with the holders of the Series A Preferred regarding conversion and other terms and conditions of the Series A Preferred, the likely effect of the Effective Reverse Stock Split on the market price of the Common Stock, the Company's working capital needs in light of the existing and expected marketability and liquidity of the Common Stock and prevailing market conditions. In consideration of the reasons as herein described, the Board determines the advisability of the Reverse Stock Splits and, depending on the foregoing factors and such other reasons and circumstances as may exist at the time, the Board expects to effect one of the Reverse Stock Splits if the Reverse Stock Splits are authorized by the stockholders.

Notwithstanding approval of the Reverse Stock Splits by the stockholders at the Special Meeting, the Board may, in its sole discretion, determine not to effect any of the Reverse Stock Splits prior to January 1, 2000. If the Board fails to implement any of the Reverse Stock Splits prior to such date, stockholder approval again would be required prior to implementing any reverse stock split or other change in the Company's authorized capital stock.

REASONS FOR THE REVERSE STOCK SPLITS; EFFECTS OF NON-APPROVAL OF THE REVERSE STOCK SPLITS

The Board declared the advisability of the Reverse Stock Splits and will effect an Effective Reverse Stock Split, if at all, because, among other reasons, it should permit the Company to satisfy requests to convert Series A Preferred pursuant to the terms of the Company's Preferred Stock Investment Agreements with the holders of the Series A Preferred and the Certificate of Designation, Preferences, Rights and Limitations of the Series A Preferred (the "Certificate of Designation"), and depending on the number and time of such conversions, it should (a) result in a per share price increase sufficient to enable the Company's Common Stock to remain eligible for listing on the Nasdaq National Market, although any such per share price increase will be dependent on, among other factors, whether the Company reaches an agreement with the holders of the Series A Preferred, the Company's operating performance, general market conditions and other factors affecting the market price of the Company's Common Stock, and (b) enhance the Company's ability to raise capital in the future by making available authorized but unissued shares of Common Stock. Upon filing of the Certificate of Amendment, the Company's suspension of conversions of Series A Preferred will be lifted and Series A Preferred conversion requests will be honored.

In February 1998, the Company issued in a private placement 17,425 shares of Series A Preferred, at $1,000 per share. As partial consideration for placing such securities, the placement agents received five-year warrants to acquire an aggregate of 1,742 shares of Series A Preferred at an exercise price of $1,000 per share (the "Series A Preferred Warrants"). The net proceeds to the Company (after cash fees to the placement agents and estimated transaction expenses) were approximately $16 million, which have been utilized in part for working capital purposes and in the continued research and development, manufacturing, and marketing of the Company's ferroelectric random access memory and enhanced dynamic random access memory technologies. Pursuant to a Registration Statement on Form S-3, effective March 23, 1998 (the "Registration Statement"), the Company has registered with the Securities and Exchange Commission the shares of Common Stock issuable upon conversion of the Series A Preferred (including the shares of Series A Preferred issued or issuable upon exercise of the Series A Preferred Warrants), for resale under the Securities Act of 1933, as amended. If an Effective Reverse Stock Split is effected, the Company expects to file, if required, a new Registration Statement on Form S-3, or other applicable form, to register the resale of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred.

As indicated in the Proxy Statement sent to stockholders of the Company in connection with the Annual Meeting of Stockholders held on May 28, 1998, at which the stockholders approved and reserved for issuance the shares of Common Stock issuable upon conversion of the Series A Preferred, the aggregate number of shares of Common Stock issuable as a result of future conversions of the Series A Preferred could not be determined, and still cannot be determined, because such number is subject to adjustment mechanisms dependent on future events, principally the trading price of the Common Stock and the conversion decisions of holders of the Series A Preferred. The number of shares of Common Stock issuable upon conversion of the Series A Preferred increases as the market price of the Common Stock decreases (and decreases as such market price increases).

Subsequent to the 1998 Annual Meeting of Stockholders, and particularly during the period from August to October, the Company's stock price decreased significantly, with the result that the number of shares of Common Stock issuable upon conversion of all the outstanding shares of Series A Preferred materially increased. Due to the Company's issuances of large numbers of shares of Common Stock in connection with conversion notices it received from holders of Series A Preferred, the Company currently does not have additional authorized shares of Common Stock available to issue to holders of Series A Preferred who elect to convert their Series A Preferred into Common Stock. Through October 21, 1998, the Company had issued, from its authorized but unissued and unreserved shares, the maximum number of shares of Common Stock available for such conversions. On October 21, 1998, the Company notified the holders of the Series A Preferred, and issued a press release announcing, that it had suspended conversion of its Series A Preferred. As of the date of this Proxy Statement, approximately 60,427,612 shares of Common Stock have been issued and are outstanding and approximately 14,572,388 shares of Common
Stock are reserved for issuance pursuant to pre-existing options, warrants, debt conversion, and the common stock purchase agreement entered into in December 1997, between the Company and certain affiliates of Dimensional Fund Advisors (the "DFA Agreement") which provides for additional shares to be issued to the purchasers of Common Stock based on subsequent sales of common stock at a price lower than that paid by the purchasers. Approximately $9.9 million of Series A Preferred remain outstanding. If all of the remaining outstanding shares of Series A Preferred were to be converted pursuant to the terms of the Series A Preferred using the lowest stock price of the fourth quarter 1998 ($0.25 per share), the total number of shares of Common Stock required for such conversion, with the applicable discount and, including accrued dividends at December 31, 1998, would be 46,139,431.

In view of the rapid decline in the price of the Company's Common Stock in the third and fourth quarters of 1998, and the suspension on October 21, 1998, of conversions of the Series A Preferred, the Company has attempted to resolve the situation resulting from the inconvertibility of the Series A Preferred through negotiations with the holders of the Series A Preferred, and on November 9, 1998, the Company retained CIBC as its financial advisor to assist the Company in those negotiations and in connection with the possible reorganization of the Company's capital structure. As of the date of mailing of this Proxy Statement, negotiations with the holders of the Series A Preferred are continuing but have not yet resulted in an agreement between the Company and the holders of the Series A Preferred.

In November 1998, Deere Park Capital Management LLC ("Deere Park"), a holder of Series A Preferred, filed a lawsuit against the Company in the Court of Chancery of the State of Delaware seeking a declaratory judgment and specific performance of the Company's alleged obligation to convert a portion of Deere Park's shares of Series A Preferred to Common Stock, as well as damages of $2.4 million plus costs and attorneys fees. On December 16, 1998, the Company filed its Answer denying the allegations of the Complaint and asserting, among other things, that the Company had fully performed its contractual obligation with respect to the conversions alleged in the Complaint. While the Company believes that it has good defenses to the allegations made, there can be no assurances that the Company will ultimately prevail in this action. A successful action by Deere Park against the Company in this matter may have material adverse effects on the Company.

Under the Certificate of Designation, "the Company shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the
Series A Preferred . . . ."  The Certificate of Designation also states that
"if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite shareholder approval as promptly as practicable." As noted above, the Board declared the advisability of the Reverse Stock Splits and has called the Special Meeting for the reasons described herein, including satisfaction of the Company's obligation under the terms of the Series A Preferred. If the stockholders do not approve the Reverse Stock Splits, the Company believes that it will have satisfied its obligation to seek an increase in the number of authorized but unissued shares of Common Stock. While other holders of the Series A Preferred may commence legal actions against the Company seeking damages or other relief if the Reverse Stock Splits are not approved by the stockholders and no agreement with the holders of the Series A Preferred is reached, the Company believes that any such action based upon its obligation to seek an increase in the number of authorized but unissued shares of Common Stock would be without merit and the Company intends to defend vigorously any such action. There can be no assurance, however, that the Company would be successful in the defense of any such action, or that any such action, if successful, would not have a material adverse effect on the Company.

In order to remain listed on the Nasdaq National Market, the Company's Common Stock must comply with a minimum bid price of $1.00 per share. During the 1998 calendar year, the closing bid price for the Common Stock on the Nasdaq National Market ranged from $5.75 to $0.25 per share. On December 2,
1998, the Nasdaq Listing Qualifications Department notified the Company in writing that the Company's Common Stock had failed to maintain a closing bid price greater than or equal to $1.00 per share for the preceding thirty days as required by the Nasdaq National Market, and that failure to maintain a closing bid price of $1.00 per share or greater for a minimum of ten consecutive trading days within ninety days from the date of the letter would result in the termination of designation ("delisting") of the Company's
Common Stock as a Nasdaq National Market security. Delisting of the Company's Common Stock as a Nasdaq National Market security can be expected to adversely affect the trading and liquidity of the Common Stock. Delisting of the Company's Common Stock as a Nasdaq National Market security could also adversely affect the ability of the Company to raise capital in the future. In the event of such delisting, the Company would seek to cause the shares of Common Stock to be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board, and the spread between the "bid" and "asked" prices of the shares of Common Stock quoted by market makers is likely to be greater than it is at present, causing stockholders to experience a greater degree of difficulty in trading of shares of Common Stock.

The Company will likely require additional sources of capital to finance its future operations, including its working capital needs and research and development expenses. In discussions with CIBC, the Company has been advised that, assuming the Company's operating performance improves, an increase in the per share price of the Company's Common Stock, which the Company expects as a consequence of an Effective Reverse Stock Split, may enhance the desirability of the Common Stock in the financial community and the investing public and broaden the investor pool from which the Company might be able to obtain additional financing in the future. Additionally, the availability of additional authorized but unissued shares that will result from an Effective Reverse Stock Split may benefit the Company in the event that it engages in future debt and/or equity financing and/or acquisitions, mergers or other forms of business combinations in which instances the availability of additional authorized but unissued shares may prove to be essential.

As a result of the circumstances described above, the Company currently has no shares of Common Stock available to be issued for any of the foregoing or other purposes beyond shares already reserved for stock option plans, outstanding warrants, debt conversion, and for issuance pursuant to the DFA Agreement. Accordingly, if the stockholders of the Company do not approve the Reverse Stock Splits, the Company will be limited in its ability to honor conversion requests from holders of the Series A Preferred, to retain listing of its shares on the Nasdaq National Market, and to raise capital through issuance of Common Stock or securities convertible into Common Stock in the future. Further, failure to approve the Reverse Stock Splits may result in the respective rights of the Company and the holders of Series A Preferred being determined through further litigation or negotiated resolution of adverse claims. The Board believes that stockholder approval of a range of Reverse Stock Splits (as opposed to approval of a specified reverse stock split), with the effectiveness of the Effective Reverse Stock Split to be determined by the Board if and when it decides to file the applicable Certificate of Amendment, will provide the Board with flexibility in seeking to achieve the purposes of the Reverse Stock Splits and thus is in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE STOCK SPLITS ON OWNERSHIP AND CONTROL

If the stockholders approve the Reverse Stock Splits, the Reverse Stock Splits will have the effect of increasing the Company's authorized but unissued shares of Common Stock which the Company can use to honor conversion requests. The Company believes that if the stockholders approve the Reverse Stock Splits, upon effecting one of the Reverse Stock Splits, the holders of the Series A Preferred will continue to convert the Series A Preferred into Common Stock, thus resulting in substantial dilution of the holders of the Common Stock and, based upon the advice of CIBC, increased downward pressure on the market price for the Common Stock.

Due to the increase in the number of authorized but unissued and unreserved shares of Common Stock that would result from any of the Reverse Stock Splits, the percentage and number of shares of the Company's Common Stock that are authorized but unissued and unreserved for issuance would increase from 0% (currently) to between approximately 33% or 25,000,000 shares (if the ratio of 1:1.5 were effected) and 80% or 60,000,000 shares (if the ratio of 1:5 were effected). This effectively constitutes an increase in the number and proportion of shares of the Company's Common Stock that are available for future issuance without further stockholder approval.

The increase in the number of authorized but unissued and unreserved shares of Common Stock, in and of itself, will not affect any stockholder's proportionate equity interest in the Company, but the subsequent issuance of any newly authorized shares, upon conversion of outstanding Series A Preferred or otherwise, would have a substantial dilutive effect on the present stockholders' proportionate equity interests. If and when the Reverse Stock Splits are approved by the stockholders and the Certificate of Amendment becomes effective, the Company anticipates that a potentially significant number of additional shares of Common Stock will be issued in connection with conversions of the Series A Preferred, which can be expected to dilute the current stockholders equity interest in the Company and, thus, dilute such stockholders control of the Company as well.

Except as set forth above, no one is believed to own more than 5% of the Company's outstanding Common Stock. Accordingly, the Company does not believe that any stockholder can individually exercise control of the Company and the Company is aware of no group acting to influence such control. If the proposal for the Reverse Stock Splits as described herein is adopted, additional authorized but unissued shares of Common Stock will be available for issuance. The issuance of those additional shares, upon conversion of the Series A Preferred or otherwise, could result in one or more stockholders obtaining sufficient shares of the Company's Common Stock to exercise control of the Company. Although no holder of Series A Preferred may convert Series A Preferred if such conversion would result in the holder together with its affiliates becoming the beneficial owners of 10% or more of the Company's Common Stock, holders of Series A Preferred acquiring less than 10% of the Company's Common Stock through conversion of Series A Preferred, if they did not sell but continued to hold such Common Stock, could, in the aggregate, acquire ownership of a sufficient number of shares of Common Stock to elect a majority of the members of the Board, giving such holders the ability to effect a change of control. As of the date of this proxy statement, to the knowledge of the Company, none of the holders of the Series A Preferred Stock have made filings under Section 13(d) of the Securities Exchange Act of 1934 or otherwise indicated that any of them have agreed to act in concert or have evidenced any intention to replace the existing members of the Board.

EFFECTS OF THE REVERSE STOCK SPLITS ON MARKET PRICE AND MARKETABILITY

A reduction in the number of issued and outstanding shares of Common Stock caused by an Effective Reverse Stock Split is expected to initially increase the market price of the Common Stock to a level above the current market price subject to, among other factors, the timing and extent of conversions of Series A Preferred, and any agreement or lack thereof with the holders of the Series A Preferred regarding such conversions. Stockholders should note, however, that the effect of any of the Reverse Stock Splits upon the market price for the Company's Common Stock cannot be accurately predicted, since there are numerous factors and contingencies which can affect such price. In particular, there is no assurance that the price of shares of the Common Stock after an Effective Reverse Stock Split will be 1.5 to 5 times (as applicable) the price of shares of the Common Stock immediately prior to an Effective Reverse Stock Split, that the Company will satisfy the continued listing requirements of the Nasdaq National Market following an Effective Reverse Stock Split, or that the reduced number of shares outstanding after an Effective Reverse Stock Split will not adversely affect the liquidity or market price of the Common Stock. If the Reverse Stock Splits are authorized by the stockholders, the future price of the Common Stock and the timing of conversions of the Series A Preferred may result in unpredictable fluctuations in the Common Stock price, with unforeseeable consequences. Thus, depending on the timing and number of Series A Preferred conversions, the market price of the Company's Common Stock may not be sustained at or above the required minimum closing bid price of $1.00 to remain listed on the Nasdaq National Market.

In theory, a decrease in the total number of shares outstanding will not necessarily affect the marketability of the Common Stock, the type of investor who acquires it, or the Company's reputation in the financial community. As a practical matter, however, the Board believes, based in part on advice from CIBC, that the increased market price of its Common Stock expected as a result of an Effective Reverse Stock Split is likely to improve the marketability and liquidity of the Company's Common Stock by appealing to a broader market and will encourage interest and trading in the Common Stock, particularly if an agreement regarding conversions of the Series A Preferred can be reached with the holders of such stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that prohibit them from investing in low-priced stocks or that tend to discourage individual brokers from recommending low-priced stocks to their customers. Additionally, the structure of trading commissions tend to have an adverse impact upon holders of lower-priced stock because the broker's commissions on low-priced stocks generally represent a higher percentage of the sales price than commissions on relatively higher-priced issues. An Effective Reverse Stock Split may result in a price level for the Common Stock that will reduce or mitigate, to some extent, the foregoing policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's stockholders. Some investors, however, may view an Effective Reverse Stock Split negatively, due to the reduced number of shares that will be available in the public market, and the increased number of shares available for issuance upon conversion of the Series A Preferred or for other reasons.
Thus, there is no assurance that the market price of the Common Stock will proportionately reflect the Effective Reverse Stock Split, or that such price, if it does rise proportionally, will continue to escalate or be sustained at such levels in the future.

An Effective Reverse Stock Split will result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of such Effective Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares ("round-lots").

EFFECTS OF THE REVERSE STOCK SPLITS ON RECORD HOLDERS

On February 3, 1999, there were 2,376 holders of record of the Company's Common Stock. There will be no significant change in the number of holders of record of the Company's Common Stock immediately following the increase in the number of authorized but unissued and unreserved shares of Common Stock that will result from an Effective Reverse Stock Split. As stated above, however, the Company anticipates that immediately following the increase in the number of authorized but unissued and unreserved shares of Common Stock there will be an increase in the number of record holders of Common Stock resulting from conversions of Series A Preferred and subsequent sales of converted Common Stock by the holders of the Series A Preferred.

EFFECTS OF THE REVERSE STOCK SPLITS ON DIVIDENDS

The issuance of additional authorized but unissued and unreserved shares of Common Stock might be disadvantageous to current stockholders in that any additional shares could potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends on Common Stock, has not adopted any policy with respect to the payment of dividends on Common Stock, and does not intend to pay any cash dividends on Common Stock in the foreseeable future. The Company instead intends to utilize retained earnings, if any, for use in financing growth and additional business opportunities.

EFFECTS OF THE REVERSE STOCK SPLITS ON TAKEOVERS

The issuance of additional shares of Common Stock available for issuance as a result of an Effective Reverse Stock Split, while providing desirable flexibility in carrying out corporate purposes, could potentially make it more difficult for a third party to acquire, or discourage a third party from obtaining, a majority of the outstanding Common Stock of the Company, thereby having an anti-takeover effect. Although the Company's management does not view this proposal as a means of doing so, the Company could potentially use the additionally authorized but unissued shares of Common Stock to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who would side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By-Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board. Although the increase in the number of authorized but unissued shares of Common Stock of the Company could be construed as having such anti-takeover effects, neither the Board nor the Company's management views this proposal in that perspective; rather, as described above, the Company anticipates that the newly authorized shares of Common Stock would be used to meet its obligation to the Series A Preferred stockholders who elect to convert Series A Preferred into Common Stock, and for future capital raising activities.

On the other hand, as noted above, the issuance of additional shares of Common Stock, upon conversion of the Series A Preferred or otherwise, could result in one or more stockholders obtaining sufficient shares of the Company's Common Stock to exercise control of the Company. Although no holder of Series A Preferred may convert Series A Preferred if such conversion would result in the holder together with its affiliates becoming the beneficial owners of 10% or more of the Company's Common Stock, holders of Series A Preferred acquiring less than 10% of the Company's Common Stock through conversion of Series A Preferred, if they did not sell but continued to hold such Common Stock, could, in the aggregate, acquire ownership of a sufficient number of shares of Common Stock to elect a majority of the members of the Board, giving such holders the ability to effect a change of control.

EFFECTS OF THE REVERSE STOCK SPLITS ON REGISTRATION AND VOTING

The Company's Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. An Effective Reverse Stock Split will not affect the registration of the Company's Common Stock under the Exchange Act. After an Effective Reverse Stock Split, the Company's Common Stock will continue to be reported on the Nasdaq National Market (assuming it meets all applicable listing requirements) under the symbol "RMTR" (although Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Reverse Stock Split has occurred).

Proportionate voting rights and other rights of the holders of Common Stock will not be affected by an Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares, as described below). Although an Effective Reverse Stock Split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), an Effective Reverse Stock Split will increase the ability of the Board to issue authorized and unissued shares without further stockholder action. The number of stockholders of record will not be affected by an Effective Reverse Stock Split (except to the extent that any stockholder who, as a result of an Effective Reverse Stock Split, holds only a fractional share interest and, therefore, receives cash for that interest after an Effective Reverse Stock Split).

EFFECTS OF THE REVERSE STOCK SPLITS ON THE SERIES A PREFERRED CONVERSION PRICE

The conversion price of the Series A Preferred varies in relation to the price of the Company's Common Stock, being the lowest trading price of the Common Stock during the 22 consecutive trading days ending with the trading date prior to the date of conversion, reduced by a percentage which increases from 7% during the seventh calendar month after the issuance of the Series A Preferred up to 15% during and after the fifteenth calendar month after such issuance. Pursuant to the Certificate of Designation, the conversion price of the Series A Preferred is subject to adjustment for customary anti-dilution events and shall be proportionately increased to give effect to an Effective Reverse Stock Split.

EFFECTS OF THE REVERSE STOCK SPLITS ON RESERVED SHARES AND PAR VALUE

The Reverse Stock Splits will effect a reduction in the number of shares and an increase in the exercise price per share of Common Stock available for issuance under the Company's employee stock option plans in proportion to the exchange ratio of the Effective Reverse Stock Split. As of December 31, 1998, the aggregate number of shares of Common Stock currently authorized for issuance under the employee stock option plans is 4,479,831 (prior to giving effect to any of the Reverse Stock Splits).

In addition to outstanding options granted under the Company's employee stock option plan, the Company also has outstanding warrants to purchase shares of the Company's Common Stock, debt which may be converted into Common Stock, and reserved shares of Common Stock issuable pursuant to the DFA Agreement. Under the terms of the warrants, the applicable provisions of the debt instrument, and the DFA Agreement, an Effective Reverse Stock Split will effect a reduction in the number of shares and an increase in the price per share of the Company's Common Stock issuable upon exercise of such warrants, conversion of such debt and issuance of the DFA Agreement shares, in proportion to the Effective Reverse Stock Split ratio.

The par value of the Company's Common Stock and Series A Preferred will remain at $0.01 per share following the effective time of an Effective Reverse Stock Split, although the number of shares of Common Stock issued and outstanding will be reduced. Accordingly, the aggregate par value of the issued and outstanding Common Stock also will be reduced. In addition, the number of authorized but unissued shares of Common Stock effectively will be increased by an Effective Reverse Stock Split.

PAYMENT FOR FRACTIONAL SHARES

No fractional shares of New Common Stock will be issued as a result of any of the Reverse Stock Splits. In lieu of any such fractional share interest, each holder of Old Common Stock, who as a result of an Effective Reverse Stock Split would otherwise receive a fractional share of New Common Stock, will be entitled to receive cash, in United States Dollars, in an amount equal to the product calculated by multiplying (i) the closing sales price of the Company's Common Stock on the Effective Date as reported on the Nasdaq National Market or, if no such sales price exists, the mid-range between the last bid and asked price on the Effective Date by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. The resulting amount will be paid to such holder in the form of a check in accordance with the exchange procedures outlined under "Exchange of Stock Certificates," below.

EXCHANGE OF STOCK CERTIFICATES

Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from the Company or Citibank, N.A., as the Company's transfer agent (the "Transfer Agent") for an Effective Reverse Stock Split, instructions regarding the surrender of such certificate. These instructions will include a form of Transmittal Letter to be completed and returned to the Transfer Agent or the Company. As soon as practicable after the surrender of any certificate representing shares of Old Common Stock, together with a duly executed Transmittal Letter and any other documents the Transfer Agent may specify, the Transfer Agent will deliver to the person in whose name such certificate had been issued a new certificate registered in the name of such person representing the number of full shares of New Common Stock into which the shares of Old Common Stock previously represented by the surrendered certificate have been reclassified, and a check for any amounts to be paid in cash in lieu of any fractional share interest. Each certificate representing shares of New Common Stock issued in connection with an Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Old Common Stock. Until surrendered as contemplated herein, each certificate, which immediately prior to an Effective Reverse Stock Split represented any shares of Old Common Stock, shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of New Common Stock contemplated by the preceding sentence and the right to receive cash in lieu of any fractional share interest.

No service charges, brokerage commissions or transfer taxes will be payable by any holder of any certificate which, prior to approval of the Reverse Stock Splits, represented any shares of Old Common Stock, except that if any certificates of New Common Stock are to be issued in a name other than that in which the certificates for shares of Old Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in the proper form for transfer.

NO APPRAISAL RIGHTS

Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the Reverse Stock Splits.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLITS

A summary of certain federal income tax consequences of the Reverse Stock Splits to the Company and to individual stockholders is set forth below. The following discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the Reverse Stock Splits and is based upon present federal income tax law as currently interpreted, without taking into account possible changes in such law or interpretations, including amendments to applicable statutes and regulations or changes in the judicial or administrative rulings, some of which may have retroactive effect. The Company has not and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Splits. Certain stockholders such as dealers in securities, insurance companies, financial institutions, foreign individuals and entities, tax-exempt entities, and persons who do not hold the Common Stock as a capital asset may be subject to special rules not discussed below. ACCORDINGLY, STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE INFORMATION REGARDING THE EFFECTS OF THE REVERSE STOCK SPLITS UNDER APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

The Company intends that an Effective Reverse Stock Split will constitute a reorganization (a "Reorganization") within the meaning of Section
368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. If the Effective Reverse Stock Split constitutes a Reorganization, the following federal income tax consequences should result:

1. A stockholder would not recognize any gain or loss as a result of the Effective Reverse Stock Split except to the extent that a stockholder receives cash in lieu of a fractional share. To the extent a stockholder receives cash in lieu of a fractional share, the stockholder would for tax purposes be treated as having sold the fractional share to the Company. Generally, such stockholder would recognize a gain or loss as a result of the repurchase of a fractional share, equal to the difference between (i) the stockholder's proportionate adjusted basis in such fractional share, and (ii) the cash amount received for such fractional share. Any gain would be treated as short-term capital gain taxable at a maximum federal income tax rate of 39.6% to a non-corporate stockholder if the stockholder has held his or her shares for 18 months or less prior to the Effective Date, or long-term capital gain taxable at a maximum federal income tax rate of 20% to a non-corporate stockholder if the stockholder has held his or her shares for more than 18 months prior to the Effective Date.

2. The aggregate tax basis of the shares of New Common Stock received by the stockholder pursuant to the Effective Reverse Stock Split would equal the aggregate tax basis of the shares of Old Common Stock held by the stockholder immediately prior to the Effective Date of the Effective Reverse Stock Split reduced by any basis allocated to a fractional share for which the stockholder receives cash. The stockholder could "tack" the holding period of the Old Common Stock prior to the Effective Reverse Stock Split to the holding period of the New Common Stock received by the stockholder as a result of the Effective Reverse Stock Split, provided that the shares of Old Common Stock constituted capital assets in the hands of the stockholder.

3. Holders of Series A Preferred would recognize no income, gain or loss for federal income tax purposes as a result of the changes to the conversion ratios for such stock incident to an Effective Reverse Stock Split.

4. The Company would not recognize gain or loss as a result of an Effective Reverse Stock Split.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to approve a resolution authorizing the Reverse Stock Splits and the amendment to the Certificate of Incorporation to effect the Effective Reverse Stock Split. Proxies solicited by the Board will be voted in favor of this Proposal unless stockholders specify otherwise.

AT THE SPECIAL MEETING, THE STOCKHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE A RESOLUTION AUTHORIZING A SERIES OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, REVERSE STOCK SPLITS OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5 OUTSTANDING SHARES WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK WILL BE REQUIRED TO APPROVE ANY SUCH REVERSE STOCK SPLIT. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL.

OTHER MATTERS

The Company currently knows of no matters to be submitted at the Special Meeting other than those described herein. If any other matters properly come before the Special Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

Proposals of stockholders of the Company made under Securities and Exchange Commission Rule 14a-8, which were intended to be presented by such stockholders at the next annual meeting of stockholders of the Company to be held after the Special Meeting, were to be received by the Company not later than December 15, 1998, in order for such proposals to be included in the proxy statement and form of proxy relating to that annual meeting. No such proposals were received by the Company.

All other stockholder proposals to be presented at the 1999 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at the Company's principle offices no later than the close of business on (i) the date that is 60 days in advance of the meeting or (ii) the date that is 10 days after the date on which the notice of the 1999 Annual Meeting is first given to stockholders, whichever is later. The notice must provide the information required by the Company's By-laws. A copy of these By-law requirements will be provided upon request in writing to the Secretary of the Company at the principle offices of the Company.

The financial statements, supplementary financial information, and management's discussion and analysis of financial condition and results of operations included in the Company's Annual Report to Stockholders and in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Securities and Exchange Commission and as may be subsequently amended, are hereby incorporated by reference herein

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED
DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO RICHARD L. MOHR, CORPORATE SECRETARY, RAMTRON INTERNATIONAL CORPORATION, CORPORATE COMMUNICATIONS DEPARTMENT, 1850 RAMTRON DRIVE, COLORADO SPRINGS, COLORADO 80921.

PROXY                                                                    PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                      RAMTRON INTERNATIONAL CORPORATION
                March 15, 1999 Special Meeting of Stockholders

The undersigned stockholder(s) of Ramtron International Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated February 5, 1999, and hereby appoints L. David Sikes and Greg B. Jones, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company to be held on March 15, 1999, at 2:00 p.m., Mountain Standard time, at the principle office of the Company, located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matter set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSAL AS SAID PROXIES DEEM ADVISABLE.

DO NOT FOLD, STAPLE OR MUTILATE.

                         (To be signed on Reverse Side)
                                                           SEE REVERSE SIDE

                      RAMTRON INTERNATIONAL CORPORATION
               PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                      (X)

APPROVAL OF A SERIES OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, REVERSE STOCK SPLITS OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5 OUTSTANDING SHARES WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF SUCH AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD OF DIRECTORS.

                   FOR          AGAINST          ABSTAIN
                 (     )        (     )          (     )

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.


                                               Dated                    1999.
                                                    -------------------
Signature(s)
            -----------------------------------------------------------------

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her names appear hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

==============================================================================

                                           BY ORDER OF THE BOARD OF DIRECTORS

                                               /S/ Richard L. Mohr
                                               ------------------------
                                               Richard L. Mohr
                                               Secretary

Colorado Springs, Colorado
February 5, 1999